Exhibit 99.1

ABERCROMBIE & FITCH CO. REPORTS DECLARATION OF QUARTERLY CASH DIVIDEND OF $0.20 PER SHARE

New Albany, Ohio, February 24, 2020: Abercrombie & Fitch Co. (NYSE: ANF) today reported that on February 21, 2020, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on March 16, 2020 to stockholders of record at the close of business on March 6, 2020.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained herein or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements.  Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The factors disclosed in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, and in A&F's subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for fiscal 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this press release or otherwise made by management.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for men, women and kids through three renowned brands. Abercrombie & Fitch believes that every day should feel as exceptional as the start of the long weekend. Since 1892, the brand has been a specialty retailer of quality apparel, outerwear and fragrance - designed to inspire our global customers to feel confident, be comfortable and face their Fierce. The quintessential retail brand of the global teen consumer, Hollister Co. believes in liberating the spirit of an endless summer inside everyone. At Hollister, summer isn’t just a season, it’s a state of mind. Hollister creates carefree style designed to make all teens feel celebrated and comfortable in their own skin, so they can live in a summer mindset all year long, whatever the season. A global specialty retailer of quality, comfortable, made-to-play favorites, abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better everything.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Ian Bailey
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com